Exhibit 21

Subsidiaries of Health Net, Inc. as of February 20, 2015
Health Net, Inc. (DE) (95-4288333)
(All Subsidiaries wholly owned unless otherwise indicated)

•	Health Net of California, Inc. (CA) (95-4402957)

•	Health Net Life Insurance Company (CA) (73-0654885)

•	Health Net Life Reinsurance Company (Cayman Islands) (98-0409907)

•	Health Net of California Real Estate Holdings, Inc. (CA) (54-2174069)

•	Health Net Access, Inc. (AZ) (46-2616037)

•	Health Net Community Solutions, Inc. (CA) (54-2174068)

•	Health Net of the Northeast, LLC (DE) (06-1116976)[1]

•	Health Net Foundation, Inc. (DE) (41-2241862)[2]

•	QualMed, Inc. (DE) (84-1175468)

•	QualMed Plans for Health of Colorado, Inc. (CO) (84-0975985)

•	Health Net Health Plan of Oregon, Inc. (OR) (93-1004034)

•	HSI Advantage Health Holdings, Inc. (DE) (23-2867299)

•	QualMed Plans for Health of Western Pennsylvania, Inc. (PA) (23-2867300)

•	Pennsylvania Health Care Plan, Inc. (PA) (25-1516632)

•	Health Net of Pennsylvania, LLC (PA)

•	FH Surgery Limited, Inc. (CA) (68-0390434)

•	FH Surgery Centers, Inc. (CA) (68-0390435)[3]

•	Greater Sacramento Surgery Center Limited Partnership (CA) (68-0343818)[3]

•	Foundation Health Facilities, Inc. (CA) (68-0390438)

•	FH Assurance Company (Cayman Islands) (98-0150604)

•	Health Net Federal Services, LLC (DE) (68-0214809)

•	Health Net Preferred Providers, LLC (DE) (61-1388903)

•	Network Providers, LLC (DE) (88-0357895)[1,4]

•	Health Net Veterans LLC (DE) (35-2490375)

•	Health Net Pharmaceutical Services (CA) (68-0295375)

•	Health Net of Arizona Administrative Services, Inc. (AZ) (86-0660443)

•	Health Net of Arizona, Inc. (AZ) (36-3097810)

Exhibit 21

•	Managed Health Network, Inc. (DE) (95-4117722)

•	Managed Health Network (CA) (95-3817988)

•	MHN Services (CA) (95-4146179)

•	MHN Services IPA, Inc. (NY) (13-4027559)

•	MHN Government Services, Inc. (DE) (42-0680916)[4]

•	MHN Global Services, Inc. (DE) (51-0589404)

•	MHN Government Services – Belgium, Inc. (DE) 80-0852000

•	MHN Government Services – Djibouti, Inc. (DE) 90-0889816

•	MHN Government Services – Germany, Inc. (DE) 80-0852008

•	MHN Government Services – Guam, Inc. (DE) 90-0889803

•	MHN Government Services – International, Inc. (DE) 90-0889825

•	MHN Government Services – Italy, Inc. (DE) 80-0852019

•	MHN Government Services – Japan, Inc. (DE) 46-1038058

•	MHN Government Services – Puerto Rico, Inc. (DE) 90-0889815

•	MHN Government Services – Turkey, Inc. (DE) 90-0889824

•	MHN Government Services – United Kingdom, Inc. (DE) 90-0889833
•Catalina Behavioral Health Services, Inc. (AZ) (51-0490598)

•	Health Net Services, Inc. (DE) (94-3037822)

•	National Pharmacy Services, Inc. (DE) (84-1301249)[5]

•	Integrated Pharmacy Systems, Inc. (PA) (23-2789453)[5]

•	QualMed Plans for Health of Pennsylvania, Inc. (PA) (23-2456130)

•	Health Net One Payment Services, Inc. (DE) (54-2153100)
___________________________________

1.	Health Net, Inc. owns 75% and Network Providers, LLC owns 25% of the outstanding equity interests of Health Net of the Northeast, LLC

2.	Health Net Foundation, Inc. is a nonprofit, nonstock corporation exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code.

3.
FH Surgery Centers, Inc. owns general and limited partnership units, representing approximately 66% of the total equity of Greater Sacramento Surgery Center Limited Partnership (which specific percentage fluctuates from time to time).

4.	MHN Government Services, Inc. owns 10% of the equity interests in Network Providers, LLC

5.	National Pharmacy Services, Inc. owns approximately 90% of the outstanding common stock of Integrated Pharmacy Systems, Inc.